UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2015

NanoString Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35980	20-0094687
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

530 Fairview Avenue North, Suite 2000

Seattle, Washington 98109

(Address of principal executive offices, including zip code)

(206) 378-6266

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On May 27, 2015, NanoString Technologies, Inc. (the “Company”) entered into a clinical research collaboration with Merck Sharp & Dohme Corp., a subsidiary of Merck & Co., Inc. (“Merck”), to develop an assay that will optimize immune-related gene expression signatures and evaluate its potential to predict benefit to Merck’s anti-PD-1 therapy, KEYTRUDA® (pembrolizumab), in multiple tumor types. The collaboration will utilize NanoString’s nCounter® Analysis System to optimize the gene expression signatures as part of the KEYTRUDA clinical development program.

The first phase of the collaboration covered by this agreement is expected to be completed within one year, and will focus on applying NanoString expertise to refine and clinically validate the Merck gene expression assay, and to engage with the FDA on the design of potential registration studies. NanoString will receive a total of up to approximately $4 million in payments, most of which is expected to be received in the year ending December 31, 2015, to fund work performed by the Company during the first phase of the collaboration. If successful, Merck and NanoString intend to negotiate in good faith a separate agreement that would govern and fund the development and commercialization of any companion diagnostic assay resulting from the first phase of the collaboration.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NanoString Technologies, Inc.

By:	/s/ R. Bradley Gray
R. Bradley Gray
President and Chief Executive Officer

Date: May 28, 2015